Exhibit 99.1

FOR IMMEDIATE DISTRIBUTION	MEDIA CONTACT:
Margot Olcay
Rubenstein Associates
(212) 843-8284
moclay@rubenstein.com

Wells REIT II Changes its Name to Columbia Property Trust
Becomes a Self-Advised REIT
ATLANTA, Ga. (March 1, 2013) - Wells Real Estate Investment Trust II, Inc. (Wells REIT II) today announced that it has changed its name to Columbia Property Trust, Inc. and internalized its management. The newly renamed company now is headquartered at One Glenlake Parkway in Atlanta, Ga., and has approximately 100 employees nationwide.

In April 2012, Wells REIT II declared its intention to internalize its operations, separating the company from its former advisor, Wells Real Estate Funds. Pursuant to its charter, the REIT is required to list its shares on a national stock exchange or begin to liquidate its assets by October 2015.

The majority of publicly traded REITs are self-advised, and Wells REIT II indicated in its 2012 proxy filings that its board of directors intended to consider listing on a national exchange. In its move to become self-advised, the REIT paid no internalization fee to Wells Real Estate Funds for the employees, assets, proprietary systems and processes necessary for self-management. To ensure the successful transition to a fully internalized structure, the REIT will pay fees to Wells Real Estate Funds for transition services, consulting and investor services agreements through 2013.

The board also determined that having an independent director as chairman would be in the best interest of Columbia Property Trust. On December 31, 2012, Leo Wells stepped down as chairman of the board, a position he had held since 2003, and John L. Dixon, an independent director since 2008, was appointed in his place.

“We have reached a major milestone for the REIT,” said Nelson Mills, president and chief executive officer of Columbia Property Trust. “With close to $6 billion in Class-A office properties, we believe we are well-positioned to advance to the next phase in the REIT's lifecycle.”

Currently, the Columbia Property Trust portfolio consists of 82 operational buildings in 19 states and Washington, D.C., and one international property, collectively covering approximately 21 million square feet.  The REIT closed to new investments on June 30, 2010. For information on Columbia Property Trust, visit www.ColumbiaPropertyTrust.com.

This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Readers of this news release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release.
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